Exhibit 23 – Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos., 33-55213, 33-63689, 33-64854, 333-49523, 333-93563, 333-67462, 333-88898, 333-97917, 333-106973, 333-129202, 333-165201) pertaining to the various stock option, incentive and deferred compensation plans of Wolverine World Wide, Inc. of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc., and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc., included in this Annual Report on Form 10-K for the year ended December 29, 2012.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

February 27, 2013